TBS INTERNATIONAL PLC & SUBSIDIARIES                EXHIBIT 10.15

SUPPLEMENTAL LETTER TO THE LOAN AGREEMENT

To:	Claremont Shipping Corp., Yorkshire Shipping Corp.
and TBS International Limited
Commerce Building
One Chancery Lane
Hamilton HM12
Bermuda

Attn: William J. Carr

Copy:	TBS Shipping Services Inc.
612 East Grassy Sprain Road
Yonkers, NY 10710
U.S.A.

Attn: Ferdinand V. Lepere

22 December 2009

Dear Sirs

Loan Agreement dated 7 December 2007 made between (i) Claremont Shipping Corp. and Yorkshire Shipping Corp. as joint and several Borrowers and (ii) Credit Suisse AG as Lender and Swap Bank relating to a term loan facility of US$40,000,000 as supplemented by an amendment letter dated 19 March 2008 and a waiver letter dated 24 March 2009 (together the “Loan Agreement”)

We refer to the said waiver letter dated 24 March 2009 (the “Waiver Letter”) a copy of which is attached.

We write to confirm that the Waiver Period as defined in the Waiver Letter and the temporary amendments to the Loan Agreement applicable during the Waiver Period shall be extended and continue to apply until 00:00 hours on 1 April 2010 (New York time) subject to the following:-

1.	receipt by us from the Borrowers on or before 5 January 2010 of:

a.	US$437,000 in prepayment of the next repayment of Advance A due on 12 March 2010; and

b.	US$750,000 in prepayment of the next repayment of Advance B due on 19 February 2010; and

2.	receipt by us of a copy of this letter duly acknowledged by you and the Guarantor confirming your agreement and the Guarantor’s agreement to the terms of this letter.

For the avoidance of doubt, if the amounts to be prepaid pursuant to paragraph 1. above are not received by us on or before 5 January 2010, the Waiver Period shall automatically expire with effect from 00:01 hours on 1 January 2010.

Also we agree that during such extension of the Waiver Period, the amount of $40,000,000 referred to in the amended Minimum Cash Liquidity covenant shall be reduced to $25,000,000.

With effect from 1 April 2010 the temporary amendments to the Loan Agreement described in the Waiver Letter and as amended above shall cease to apply.  For the avoidance of doubt the amendments to the Loan Agreement set out at clauses 1,2 and 3 at the end of the Waiver Letter (which were not described as temporary) shall remain in effect and shall be consolidated within the next supplemental agreement that is entered into by the parties in respect of the Loan Agreement (intended to deal with the “re-domiciliation” of the Guarantor to Ireland).

The provisions of clause 30 (Law and Jurisdiction) of the Loan Agreement shall apply to this Letter.  For the avoidance of doubt all terms of the Loan Agreement and the Finance Documents shall remain in full force and effect and, save as provided herein, unchanged.

Words and expressions defined in the Loan Agreement shall have the same meaning when used herein except as expressly provided in this supplemental letter.

Yours faithfully

/s/ R. Nenner   and /s/  Carla Storzini
duly authorised for
CREDIT SUISSE AG
(as Lender and Swap Bank)
Accepted and agreed this 22  day of December 2009 by:

/s/ Ferdinand V. Lepere	/s/ Ferdinand V. Lepere
duly authorised for	duly authorised for
Claremont Shipping Corp.	Yorkshire Shipping Corp.

We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above letter and agree in all respects to the same and confirm that the Corporate Guarantee to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrowers under the Loan Agreement.

/s/ Ferdinand V. Lepere
TBS INTERNATIONAL LIMITED
(as Guarantor)